Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	ATN International, Inc.
September 11, 2018		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN Announces Sale of U.S. Solar Portfolio

Beverly, MA (September 11, 2018) — ATN (NASDAQ: ATNI) announced today that its subsidiary Ahana Renewables, LLC (“Ahana”), has entered into an agreement to sell its distributed generation solar power systems in Massachusetts, California, and New Jersey to CleanCapital Holdco 4, LLC (“CleanCapital”), a financial technology investor in clean energy. Ahana owns and operates 28 commercial solar projects at 60 sites with an aggregate 46.9 megawatts of electricity generating capacity. The estimated total transaction value is $122 million, inclusive of debt assumption and subject to certain estimated post-closing adjustments. ATN purchased these assets on December 24, 2014 at a transaction value of $103 million. As of June 30, 2018, we estimate these assets have generated unlevered free cash flow (income from operations less capital expenditures) of $53 million.

“We are pleased that CleanCapital has recognized the quality and value of these solar power facilities developed and operated by the team at Ahana,” said Michael Prior, Chief Executive Officer of the Company. “This sale allows us to capture an attractive return on our initial U.S. solar investment, while we continue to invest in and operate solar power facilities in other markets and look for additional opportunities. The U.S. market has seen increasing consolidation and the formation of large portfolios backed by large institutional and industrial funding. At ATN’s size and return requirements, this is a market environment where it made sense for us to recycle capital and deploy it in less commoditized situations where we have opportunity to create additional value.”

ATN and Ahana were advised by Media Venture Partners, LLC and Morgan, Lewis & Bockius, LLP on this transaction, which is expected to close in the fourth quarter of this year.

About Ahana Renewables

Ahana Renewables, a subsidiary of ATN International, Inc., is a specialized investment firm focused on alternative energy and long-lived real assets. The company brings its experience to various infrastructure asset classes, capitalizing on bankable technology and strong project fundamentals. Ahana Renewables’ core expertise lies in deal sourcing, public/private contract negotiations and financial structuring to take controlling, owner/operator positions in projects and portfolios. Headquartered in San Francisco with offices and affiliates in Massachusetts, Singapore, and Hyderabad, the company currently operates distributed solar portfolios in the United States and India. More information is available at www.ahanarenewables.com.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region and Asia-Pacific, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) distributed solar electric power to corporate and government customers and (iii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements regarding the transaction discussed herein (the “Transaction”) and any other statements about future expectations, prospects, estimates, and other matters that are dependent upon future events or developments. All statements, other than those of historical fact, contained in this press release are forward-looking statements, including statements related to our expectations with respect to the closing of the Transaction; the potential financial impact and benefits to us of the Transaction; the future expectations, plans and prospects for us; our strategy, future operations, future financial position, future revenues or projected costs; and objectives of management. Our actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements we make as a result of a variety of risks and uncertainties, including those related to: satisfaction of the conditions to closing of the Transaction (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; our ability to realize the anticipated benefits of the Transaction, including the possibility that the expected benefits of the Transaction will not be realized or will not be realized within the expected time period; negative effects of the announcement of the Transaction on the market price of our common stock; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Transaction; other business effects, including the effects of industry, market, economic, political or regulatory conditions; changes in tax and other laws, regulations, rates and policies; and the sufficiency of our cash resources and our ability to obtain adequate financing in the future for our foreseeable and unforeseeable operating expenses and capital expenditures. These and other additional factors that may cause the actual future events and results differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year end of December 31, 2017, filed with the SEC on March 1, 2018 and the other reports we file from time to time with the SEC. We undertake no obligation and have no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

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